                                                                 Exhibit 12.1

                                  HPSC, INC.
                       COMPUTATION OF RATIO OF EARNINGS
                     BEFORE FIXED CHARGES TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                             PROFORMA
                                            YEAR ENDED,                             YEAR ENDED,
                                           DECEMBER 31, DECEMBER 31,  DECEMBER 31,  DECEMBER 31,    DECEMBER 25,  DECEMBER 26,
                                               1996 (1)    1996          1995           1994 (2)        1993          1992
Excess (deficiency) of earnings
  available to cover fixed charges (3)
Earnings:
  Income (loss) before income taxes           $  653      $1,579      $   79        $  750       $(12,148)     $ 3,244
Add: Fixed charges                             9,072       8,146       5,339         3,514          9,057       10,663
                                           --------------------------------------------------------------------------------
  Earnings, as adjusted                        9,725       9,725       5,418         4,264         (3,091)      13,907
                                           --------------------------------------------------------------------------------
Fixed charges:
  Interest on indebtedness                     8,922       8,146       5,339         3,476          8,185        9,900
  Amortization of debt issue costs               150         -           -              38            872          763
                                           --------------------------------------------------------------------------------
Fixed charges                                  9,072       8,146       5,339         3,514          9,057       10,663
                                           --------------------------------------------------------------------------------
Excess (deficiency) of earnings to fixed
charges                                       $  653      $1,579      $   79        $  750       $(12,148)     $ 3,244
                                           --------------------------------------------------------------------------------
                                           --------------------------------------------------------------------------------

Ratio of earnings to fixed charges              1.07        1.19        1.01          1.21            N/A(4)      1.30
                                           --------------------------------------------------------------------------------
                                           --------------------------------------------------------------------------------

(1) In computing pro forma earnings to fixed charges, the Company assumes that it will incur additional interest expense on the $20 million of new indebtedness at an estimated interest rate of 10%, offset, in part, by a reduction of interest expense at a weighted average interest rate of 7.25% on the $18.5 million of debt that will be repaid with the net proceeds of the offering.
Additionally, the pro forma calculation includes the effect of the amortization of debt issue costs incurred in connection with this offering over a 10-year period.

(2) For 1994 and prior years, the Company's fiscal year was the 52 or 53 week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53 week period December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year-end to December 31.

(3) For purposes of these computations,
earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issue costs.

(4) Earnings before income taxes plus fixed charges were insufficient to cover fixed charges in 1993 by $12,148,000.